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                                                                    EXHIBIT 11.1



                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                               1998           1997           1996
                                              -------        -------        -------
Net (loss) income                             $(6,334)       $  (399)       $   122
                                              =======        =======        =======

Weighted average common shares - basic          6,178          6,122          6,041
Dilutive options                                   --             50              3
                                              -------        -------        -------

Adjusted weighted average common shares
   and assumed conversions - diluted            6,178          6,172          6,044
                                              =======        =======        =======

Net (loss) income per share - basic           $ (1.03)       $ (0.07)       $  0.02
                                              =======        =======        =======

Net (loss) income per share - diluted         $ (1.03)       $ (0.06)       $  0.02
                                              =======        =======        =======


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